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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*


                             RURAL/METRO CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   781748 10 8
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | |      Rule 13d-1(b)

     | |      Rule 13d-1(c)

     |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                  Page 1 of 6
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------------------------                                      ------------------
CUSIP No.    781748 10 8                 13G                  Page  2 of 6 Pages
------------------------                                      ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        RURAL/METRO CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) | |
                                                                    (b) | |

--------------------------------------------------------------------------------
3       SEC USE ONLY

 -------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ARIZONA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        NUMBER OF          5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6     SHARED VOTING POWER
          EACH                   901,144**
        REPORTING
         PERSON            -----------------------------------------------------
          WITH             7     SOLE DISPOSITIVE POWER

                                 901,144
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        901,144
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            | |
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        EP
--------------------------------------------------------------------------------

**PARTICIPANTS UNDER THE PLAN HAVE VOTING POWER AS TO SHARES ALLOCATED TO THEIR ACCOUNT AND THE PLAN TRUSTEE HAS VOTING POWER AS TO UNALLOCATED SHARES AND AS TO ANY SHARES FOR WHICH PARTICIPANTS HAVE CHOSEN NOT TO VOTE.

------------------------                                      ------------------
CUSIP No.    781748 10 8                 13G                  Page  3 of 6 Pages
------------------------                                      ------------------


ITEM 1.

         (a)      Name of Issuer:  Rural/Metro Corporation

         (b)      Address of Issuer's Principal Executive Offices:
                           8401 East Indian School Road
                           Scottsdale, Arizona  85251

ITEM 2.

(a)      Name of Person Filing:  Rural/Metro Corporation Employee Stock
(b)                                    Ownership Plan

         (b)      Address of Principal Business Office or, if none, Residence:
                           8401 East Indian School Road
                           Scottsdale, Arizona  85251

(c)      Citizenship or Place of Organization:  Arizona

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  781748 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS a:

         (a)  -   Broker or dealer registered under Section 15 of the Act.

         (b)  -   Bank as defined in Section 3(a)(6) of the Act.

         (c)  -   Insurance company as defined in Section 3(a)(19) of the Act.

         (d)  -   Investment company registered under Section 8 of the
                  Investment Company Act.

         (e)  -   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f)  -   An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F);

         (g)  -   A parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G);

         (h)  -   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

         (i)  -   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

         (j)  -   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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------------------------                                      ------------------
CUSIP No.    781748 10 8                 13G                  Page  4 of 6 Pages
------------------------                                      ------------------


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:  901,144

         (b) Percent of Class:  6.2%

         (c) Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: -0-

                  (ii)     Shared power to vote or to direct the vote: 901,144

                  (iii) Sole power to dispose or to direct the disposition of: 901,144

                  (iv) Shared power to dispose or to direct the disposition of: -0-

With respect to the amount of shares set forth in item 4(c)(ii), participants under the plan have voting power as to the shares allocated to their account and the Plan trustee has voting power as to unallocated shares and as to any shares for which participants have chosen not to vote.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.



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CUSIP No.    781748 10 8                 13G                  Page  5 of 6 Pages
------------------------                                      ------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10. CERTIFICATION

                  Not Applicable.

(1)



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CUSIP No.    781748 10 8                 13G                  Page  6 of 6 Pages
------------------------                                      ------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     2/14/00
                                            ------------------------------------
                                                      Date

                                            RURAL/METRO CORPORATION
                                            EMPLOYEE STOCK OWNERSHIP PLAN


                                                  /s/Dean Hoffman
                                            ------------------------------------
                                                 Trustee Signature



                                                 Dean Hoffman, Trustee
                                            ------------------------------------
                                                      Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18U.S.C. 1001).